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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
          Section 13 and 15(d) of the Securities Exchange Act of 1934.



                                      Commission File Number:     0-16722
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                 DiVall Insured Income Fund Limited Partnership
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             (Exact name of registrant as specified in its charter)


                        101 West 11th Street, Suite 1110
                          Kansas City, Missouri  64105
                                 (816) 421-7444
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                         Limited Partnership Interests
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            (Title of each class of securities covered by this Form)


                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


       Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)   [X]     Rule 12h-3(b)(1)(i)    [X]
          Rule 12g-4(a)(1)(ii)  [_]     Rule 12h-3(b)(1)(ii)   [_]
          Rule 12g-4(a)(2)(i)   [_]     Rule 12h-3(b)(2)(i)    [_]
          Rule 12g-4(a)(2)(ii)  [_]     Rule 12h-3(b)(2)(ii)   [_]
                                        Rule 15d-6             [_]

Approximate number of holders of record as of the certification or notice Date:
    0
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       Pursuant to the requirements of the Securities Exchange Act of 1934
DiVall Insured Income Fund Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                           By:  The Provo Group, Inc.
                                                General Partner


Date: 12/18/98                              By:    /s/ Bruce A. Provo
                                                   ---------------------
                                            Name:   Bruce A. Provo
                                            Title:  President